Exhibit 21

                                  Subsidiaries

                        Name                        Jurisdiction of Organization
         Bank of Luxemburg                                   Wisconsin
         Area Development Corporation                        Wisconsin
         Luxemburg Investment Corporation *                    Nevada

                * A wholly-owned subsidiary of Bank of Luxemburg


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